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                                    EXHIBIT 2

              SALES AGREEMENT BETWEEN CHEMICAL COMPANY OF MALAYSIA
                    BERHAD & NORTH AMERICA VENTURE FUND, L.P.
                     & AMERICAN MAJOR INDUSTRY FUND, L.L.C.
                       FOR SALE OF 1 MILLION COMMON STOCK
                           IN IMPAX LABORATORIES INC.


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

1.   Purchaser                       :  North America Venture Fund L.P.
                                        American Major Industry Fund, L.L.C.
2.   Seller                          :  Chemical Company of Malaysia Berhad
3.   Contract Date                   :  31 May 2002
4.   Number of Shares Sold           :  1,000,000 Common Stock of Impax Laboratories, Inc.
5.   Sales Price                     :  US$7.40 per share of common stock
                                        ------------------------------------- ------------------- --------------------
6.   Total contract amount           :                                              Amount              No. of
                                                                                                        Shares
                                        ------------------------------------- ------------------- --------------------
                                        North America Venture Fund, L.P.      US$4,300,000              581,081
                                        ------------------------------------- ------------------- --------------------
                                        American Major Industry Fund, L.L.C.  US$3,100,000              419,919
                                        ------------------------------------- ------------------- --------------------
                                        Total (net of bank charges)           US$7,400,000             1,000,000
                                        ------------------------------------------------------------------------------

7.   Start of Settlement   Method    :  3 June 2002
8.   Abbreviations                   :  Chemical Company of Malaysia Berhad                              CCM
                                        China Development Industrial Bank, Inc.                          CDIB
                                        North America Venture Fund, L.P.                                 NAVF
                                        American Major Industry Fund, L.L.C.                             AMIF
                                        Impax Laboratories, Inc.                                         Impax
9.   Settlement Method               :  i)    CCM sends a letter to Impax regarding the sale of shares together with stock certificate.
                                        ii)   Impax will send a written confirmation to "CDIB" of its
                                              receipt of stock certificate and the letter regarding CCM's sale of
                                              1 million shares to NAVF and AMIF.
                                        iii)  Following CDIB's receipt of written confirmation from Impax,
                                              NAVF and AMIF will execute the transfer of sales proceeds to CCM.
                                        iv)   CCM will confirm its receipt of sales proceeds to Impax who will then proceed with the shares transfer and deliver the shares in a certified form to NAVF and AMIF.
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
                                        If the settlement method outlined in (i) to (iv) is not completed by 17 June
                                        2002 (completion date), the purchaser and seller can by mutual consent agree to extend the completion date.

                                        If the completion date is not extended, then CCM will immediately return to NAVF and AMIF the amount deposited by NAVF and AMIF, together with all interest earned thereon, respectively on receipt of written confirmation by Impax that the transfer is invalidated and the shares certificates will be returned to CCM.

                                        If CCM shall fail to comply with its delivery requirements following the start of settlement method, then NAVF and AMIF shall have the right, by delivery of written notice to CCM and Impax, to require the immediate return of all amounts deposited by NAVF and AMIF, together with all interest earned thereon.

10.  Bank Account                    :  Bank                JP Morgan Chase Bank, New York
                                                            (Swift Code: CHASUS33)
                                        Account Name        AAMB International (L) Ltd.
                                                            Federal Territory
                                        Account No.         400-035405
                                        Favouring           CCM Investments Ltd.
                                                            (A/C No.: ###-##-####)
11. Regulatory Approvals             :  Each company will comply with the appropriate SEC filing requirements within
                                        45 days of contract date.

12.  Time Zone                       :  Malaysian and Taiwan time zone for the definition of specified dates.

13.  Ownership of Shares             :  The Seller is the sole and beneficial owner of the Shares. The Seller owns the Shares free and clear of all liens and will deliver all of the Shares to be sold to the Purchaser under this Agreement free and clear of all liens.



Agreed by:                                           Agreed by:

/s/ Oh Kim Sun                                       /s/ Emily Chen
--------------------------------------------         --------------------------------------------
Oh Kim Sun, Group Executive Director                 Emily Chen, Managing Member
Chemical Company of Malaysia Berhad                  North America Venture Fund, L.P.


                                                     /s/ Chia-Hung Lee
                                                     -----------------------------------
                                                     Chia-Hung Lee, Director
                                                     American Major Industry Fund, L.L.C.
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Date:  31 May 2002